Exhibit 99.1

For Immediate Release

Educate, Inc. Announces Strong First Quarter Results

Exceeding Consensus Estimate

BALTIMORE, April 28 /PRNewswire-FirstCall/— Educate, Inc (NASDAQ: EEEE), a leading pre-K through 12 education services company delivering tutoring and high quality supplemental education services to families and schools, today reported financial results for the first quarter of 2005.

Financial Highlights for the Quarter Ended March 31, 2005:

•	Revenues were $98.3 million, up 20% from $82.2 million generated in the first quarter of 2004.

•	Learning Center same territory revenue growth increased to 5% for the quarter.

•	Operating income was $13.8 million, a 25% increase over $11.0 million reported in the first quarter of 2004.

•	Operating margins increased to 14.0% from 13.4%.

•	Earnings per share were $.17 per share for the first quarter, a 31% increase from the first quarter of 2004.

“The year is off to an excellent start,” stated Chris Hoehn-Saric, Chairman and Chief Executive Officer. “With our dominant Sylvan and Hooked on Phonics consumer brands, Educate is uniquely positioned to capitalize on the outstanding growth opportunities in the pre-K through 12 education industry in 2005 and beyond. We are especially pleased that while generating these strong quarterly results, we have remained focused on long-term initiatives to address customer needs of additional convenience through the roll-out of Sylvan Online and the expansion of early learning programs through developing integrated Hooked on Phonics service offerings. We are committed to remaining an industry leader for many years to come.”

Business Overview:

Revenue increases for the quarter of 20% over the same period in 2004 to $98.3 million resulted from increases in both the consumer (Learning Center) and school (Catapult Learning) business segments. The first quarter represents an important season for Educate as consumer marketing and enrollments are high and schools are in session.

Revenues from the Learning Center segment were $56.8 million for the quarter, up 31% from the first quarter of 2004. Revenue increases were driven by same territory revenue growth of 5%, 39 additional territories added to the Sylvan Learning Center network in the past year and the acquisition of franchise territories. The first quarter is a period of significant consumer advertising and the results were evidenced in enrollment growth and increases in same territory revenues. During the first quarter of 2005, 15 new franchise territories were opened and the Company acquired 17 franchise territories. Additionally, integration of Sylvan Online into the

Learning Center system has progressed to the point that over one quarter of the Learning Centers are currently equipped to offer the integrated Sylvan Online program to customers. Management is focused on improving territory revenues through a combination of applying best practices and strategically acquiring available franchised territories. Learning Center segment profit for the quarter was $11.1 million, an 18% increase from the first quarter of 2004.

Revenues from the Catapult Learning segment, previously referred to as Institutional Services, were $41.4 million for the quarter, a 7% increase over the first quarter of 2004. Significant expansion in Catapult’s No Child Left Behind (NCLB) service offerings drove revenue growth during the quarter. The first quarter remains a strong operating period for Catapult as schools are in session and NCLB services are fully operational. Catapult segment profit was $6.7 million for the quarter, up 23% from the same period in 2004.

Second Quarter and Full-Year 2005 Outlook:

Management’s current expectations for the second quarter and fiscal year 2005 are as follows:

•	The Company anticipates total revenues to be between $102 and $106 million for the second quarter of 2005 and between $350 and $365 million for the full year 2005.

•	Operating income is expected to be between $17 and $19 million for the second quarter of 2005 and between $47 and $49 million for 2005.

•	The Company expects diluted earnings per share prior to other financing costs to be between $0.23 and $0.25 for the second quarter of 2005 and between $0.58 and $0.60 for the full year 2005.

Learning Center Outlook:

•	Total revenues are expected to be between $68 and $70 million for the second quarter and between $230 and $240 million for the full year 2005.

•	Revenue growth is expected to come from the combination of: opening new territories, acquisition of territories from franchisees and same territory growth of 5% to 7% in 2005.

•	Operating margins for the second quarter of 2005 are expected to be between 26% and 27% and full year margins are expected to be between 23% and 24%. These expected margins reflect the impact of integrating Sylvan Online and Hooked on Phonics into Learning Center results as well as the effect of acquiring additional territories from franchisees. Since the operating income from the acquired territories is similar to the royalty income from franchisees in the year of acquisition, the full year effect on combined Sylvan Learning Center margins is a decline in business unit margin percentage of approximately 1% for every 15 territories acquired. The seasonality of operating income also gradually decreases from the heavily weighted first six month period as a result of the timing of services provided in acquired company owned territories.

Catapult Learning Outlook:

•	Total revenues are expected to be between $34 and $36 million for the second quarter of 2005 and between $120 and $125 million for the full year.

•	Operating margins are expected to be between 12% and 13% in the second quarter and between 8% and 9% for the full year 2005.

Corporate Services:

•	General and administrative expenses are expected to be approximately $4.0 million in the second quarter of 2005 and approximately $17 million for the full year 2005.

•	Non-operating expense, prior to other financing costs, is expected to be approximately $1.5 million for the second quarter of 2005 and between $6.0 and $6.5 million for fiscal year 2005.

•	The effective income tax rate is expected to be approximately 38%. This rate is subject to change based on the ultimate source of the Company’s revenues; however, the 2005 cash tax rates are expected to be less than 20%, primarily as a result of goodwill amortization deductions reported in income tax returns.

•	Fully diluted shares outstanding are expected to be in the 44 million to 44.5 million range for 2005.

Educate management will host a conference call to review these results at 10:00 AM (EST) today, April 28, 2005. Interested parties may listen to the webcast by accessing www.educate-inc.com and clicking on Investor Relations on the Internet or by dialing 1-800-467-8998 (International 1-312-461-0644) access code 2744920. The call will also be available through replay on the Educate website.

About Educate, Inc.

Educate, Inc. (NASDAQ: EEEE) is a leading pre-K-12 education services company delivering supplemental education services to students and their families. It has a portfolio of highly acclaimed brands including Sylvan Learning Centers, North America’s largest and most trusted network of tutoring centers, providing supplemental, remedial and enrichment instruction; Hooked on Phonics, delivering highly regarded early reading, math and study skills programs; and Catapult Learning, a leading provider of educational services to public and non-public schools. More information on Educate, Inc. can be found at www.educate-inc.com.

Forward-looking Statements

This release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company’s actual results could differ materially from those described in the forward-looking statements. The following factors might cause such a difference: the development and expansion of the Sylvan Learning Center franchise system; changes in the relationships among Sylvan Learning Center and its franchisees; the Company’s ability to effectively manage business growth; increased competition from other educational service providers; changes in laws and government policies and programs; changes in the acceptance of the Company’s services by institutional customers and consumers; changes in customer relationships; the seasonality of operating results; global economic conditions, including interest and currency rate fluctuations and inflation rates. Additional information regarding these and other risk factors and uncertainties are set forth from time to time in the Company’s filings with the Securities and Exchange Commission, available for viewing on the Company’s website www.educate-inc.com. (To access this information on the Company’s website, click on “Investor Relations” and then “SEC Filings”.) All forward-looking statements are based on information available to the Company on the date of this Release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Tim Lordan

Educate, Inc.

410/843-8000

Educate Inc.

Consolidated Detailed Statements of Income

Three Months Ended March 31, 2005 and 2004

	Three Months Ended March 31,
	2005	2004	$ Variance	% Variance
Revenues
Franchise Services	$12,937	$11,728	$1,209	10%
Company-Owned Centers	35,695	24,744	10,951	44%
European	8,175	6,915	1,260	18%

Total Learning Center	56,807	43,387	13,420	31%

School Services	25,044	27,104	(2,060)	-8%
NCLB	16,404	11,703	4,701	40%

Total Catapult Learning	41,448	38,807	2,641	7%

Total Revenues	98,255	82,194	16,061	20%

Expenses
Learning Centers	45,660	33,922	11,738	35%
Catapult Learning	34,776	33,366	1,410	4%

Total Segment Operating Costs	80,436	67,288	13,148	20%

Corporate Expenses	3,901	3,867	34	1%
Non-Cash Stock Compensation Expense	148	—	148	100%

Operating Income	13,770	11,039	2,731	25%

Non-Operating Items
Interest Expense, net	(1,798)	(3,204)	1,406	-44%
Foreign Exchange Gains (Losses)	114	(4)	118	2950%

Total Non-Operating	(1,684)	(3,208)	1,524	-48%

Income before Income Taxes	12,086	7,831	4,255	54%
Income Tax Expense	(4,593)	(2,976)	(1,617)	54%

Income From Continuing Operations	7,493	4,855	2,638	54%

Loss from Discontinued Operations, net of tax	—	(763)	763	100%

Net Income	$7,493	$4,092	$3,401	83%

Weighted Average Shares - Diluted	44,022	37,342	6,680	18%

Diluted Earnings Per Share	$0.17	$0.11	$0.06	55%
Diluted Earnings Per Share From Continuing Operations (1)	$0.17	$0.13	$0.04	31%

Segment Operating Margin
Learning Center	20%	22%	-2%
Catapult Learning	16%	14%	2%

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Business Metrics
Learning Center Revenue Growth
Same Territory (2)	5%	3%
Same Center (3)	4%	2%

	March 31, 2005	December 31, 2004	March 31, 2004
Number of Sylvan Learning Territories
Franchise	736	738	739
Company-owned	128	111	86

Total	864	849	825

	March 31, 2005	December 31, 2004	March 31, 2004
Number of Sylvan Learning Centers
Franchise	898	896	878
Company-owned	185	163	138

Total	1,083	1,059	1,016

	March 31, 2005	December 31, 2004
Balance Sheet Data:
Cash and Cash Equivalents	$6,042	$14,592
Working Capital	13,496	10,802
Total Assets	416,390	381,382
Total Long Term Debt	133,133	120,411

(1)	All share and per share amounts have been adjusted to give retroactive effect to a 1.00 for 1.25 reverse stock split effected on September 20, 2004.
(2)	“Same Territory” amounts include the results of territories for the identical months for each period presented in the comparison, commencing with the 13th full month the territory has been operating. Same territory growth is presented as the aggregate Educate revenue growth for franchise and company-owned territories, during the period. A territory reflects the geographically specified area where an operator controls rights to provision of services under the Sylvan franchise agreement.
(3)	“Same Center” amounts, include the results of centers for the identical months for each period presented in the comparison, commencing with the 13th full month the center has been operating. Same center growth is presented as the aggregate Educate revenue growth for franchise and company-owned centers, during the period.

Consolidated Summarized Statements of Income

	Three Months Ended March 31,
	2005	2004	$ Variance	% Variance
Revenues
Company-Owned Centers	$42,460	$30,549	$11,911	39%
Franchise Services	14,347	12,838	1,509	12%

Total Learning Center	56,807	43,387	13,420	31%

Total Catapult Learning	41,448	38,807	2,641	7%

Total Revenues	98,255	82,194	16,061	20%

Expenses
Instructional and Franchise Operations Costs	70,389	59,251	11,138	19%
Marketing and Advertising	8,374	6,642	1,732	26%
Depreciation and Amortization	2,082	1,786	296	17%
General and Administrative expenses	3,492	3,476	16	0%
Non-Cash Stock Compensation Expense	148	—	148	100%

Total Costs and Expenses	84,485	71,155	13,330	19%

Operating Income	13,770	11,039	2,731	25%

Total Non-Operating	(1,684)	(3,208)	1,524	-48%

Income Before Income Taxes	12,086	7,831	4,255	54%
Income Tax Expense	(4,593)	(2,976)	(1,617)	54%

Income from Continuing Operations	7,493	4,855	2,638	54%
Loss from discontinued operations, net of tax	—	(763)	763	100%

Net Income	$7,493	$4,092	$3,401	83%